Ex. 99.1

                                                  News
                                                  Release

                                Vectren Corporation
                                One Vectren Square
                                Evansville, IN 47708

April 26, 2006
FOR IMMEDIATE RELEASE

Media contact: Mike Roeder, 812-491-4143 or mroeder@vectren.com
Investor contact: Steve Schein, 812-491-4209 or sschein@vectren.com

Vectren Corporation Reports First Quarter Results

Evansville, Indiana - Vectren Corporation (NYSE:VVC) today reported net income for the three months ended March 31, 2006 of $57.6 million, or $0.76 per share, compared to net income of $56.1 million, or $0.74 per share, for the three months ended March 31, 2005.

Summary Results
•	Earnings recognized from Synfuels were $0.01 per share, after the $0.03 per share reserve recorded against tax credits earned in the quarter, compared to $0.04 per share last year
•	Excluding Synfuels-related results, earnings were $0.75 per share, compared to $0.70 per share last year
•
Earnings from Vectren’s utilities decreased $0.06 per share due to lower volumes of gas sold due to customer response to high energy prices and lower wholesale power results as a result of mark to market gains recorded in 2005

•	Earnings from Vectren’s nonutility operating businesses increased $0.10 per share, primarily due to improved operations from gas marketing as a result of continued natural gas price volatility

Recent Developments
•	New conservation-oriented rate tariffs and energy efficiency programs under review in both Indiana and Ohio
•	Indiana Commission extends Vectren utilities’ service arrangement with ProLiance until 2011
•	Vectren Fuels secures mineral rights for 80 million tons of Indiana coal reserves
“We had a very strong first quarter that showed earnings per share growth despite challenges of higher gas prices and weather that was approximately 10 percent warmer than last year,” said Niel C. Ellerbrook, Chairman, President and CEO. “Reduced gas margins resulting from the impact of higher natural gas prices on customer consumption and warm weather were partially offset by the normal temperature adjustment authorized in Indiana, which mitigated about 60 to 65 percent of the negative impact of weather. The implementation of new gas rates for our Ohio operations in April 2005 offset increases in depreciation and interest expense. Our three primary nonutility operating business groups each contributed earnings growth over last year
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driven primarily by Energy Marketing and Services’ results which reflect optimization of storage in a volatile natural gas market.”

Ellerbrook added, “We continue to advocate a new paradigm that promotes energy efficiency and reduced customer usage. Yesterday, the Public Utilities Commission of Ohio conducted a hearing regarding our proposed conservation-oriented rate structure and efficiency programs. In Indiana, we continue to engage in a constructive dialogue with stakeholders, including the Indiana Office of Utility Consumer Counselor, and are hopeful an agreement will be reached. If approved, these programs will better align our interests with our customers and enable us to aggressively pursue efficiency programs.”

Ellerbrook also stated, “We are pleased that the Indiana Utility Regulatory Commission issued an order today extending until 2011 ProLiance’s service agreement with Vectren’s Indiana utilities and Citizen’s Gas and Coke Utility. And finally, earlier in the month we secured the rights to 80 million tons of recoverable Indiana coal reserves. These two actions solidify our nonutility growth platform.”

2006 Earnings Guidance

The company anticipates that fiscal 2006 earnings are expected to be in the range of $1.65 to $1.80 per share. Based on current market conditions and the potential exposure of high oil prices to credits generated to date in 2006, expected contributions from Synfuels for 2006 have been reduced from a range of $0.16 to $0.17 per share to a range of $0.04 to $0.05 per share for the full year. Synfuels-related results are discussed separately below because they are short-term in nature and are expected to expire in 2007. The targeted range is subject to the factors discussed under “Forward Looking Statements”, including the impact of high natural gas costs; regulatory initiatives, including pursuit of conservation-oriented tariffs; and the impact of high oil prices impacting synfuel earnings.

Ohio conservation settlement agreement on file

On April 10, 2006, Vectren, the Office of the Ohio Consumer Counsel (OCC) and the Ohio Partners for Affordable Energy signed an agreement to proceed with a 2-year conservation-oriented rate structure and energy efficiency program. The agreement provides that Vectren will provide energy efficiency programs to help customers reduce their costs and ultimately lower prices. In return, Vectren would be permitted to recover the distribution charge for providing gas service as approved by the Public Utilities Commission of Ohio in Vectren’s last rate case. The PUCO conducted a public hearing on April 24th and, if approved, the programs would be available to consumers before the 2006-2007 heating season.

ProLiance approved as gas supplier through March 2011

Vectren received regulatory approval on April 25, 2006 from the Indiana Utility Regulatory Commission to continue to utilize the natural gas supply services of ProLiance Energy, LLC. “We are extremely pleased that the Commission recognizes the benefit of ProLiance’s portfolio management by extending ProLiance’s service arrangement with Vectren and Citizens Gas & Coke Utility through March 31, 2011,” said Carl L. Chapman, Chief Operating Officer. Vectren and Citizens formed ProLiance as a joint venture in 1996 to provide management of their gas supply portfolios. To date, utility customers have enjoyed a cumulative savings of more than $85 million due to ProLiance’s portfolio management.
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Vectren Fuels secures mineral rights for 80 million tons of Indiana coal reserves

Vectren Fuels, the wholly owned coal mining operations subsidiary of Vectren, has begun the process of opening two new underground mines near Vincennes, Ind.
•	The first mine is expected to be operational by early 2009, with the second mine to open the following year
•	The mineral rights for the reserves are estimated at 80 million tons of recoverable number-five coal at 11,200 BTU and 6-pound sulfur
•	Both reserves are located within 50 miles of eight coal-fired plants and adjacent to mainline rail service
•	Once in full production, the mines are expected to produce approximately 5 million tons of coal per year
•	Mine development costs are estimated at $125 million

Utility Group Operating Highlights

Utility earnings were $43.4 million for the three months ended March 31, 2006, compared to $48.1 million in the prior year. The $4.7 million decrease is primarily a result of a decline in customer usage, due largely to price sensitivity. Profits from the electric wholesale operations were also lower for the quarter. Additional revenue from the base rate increase implemented in the company’s Ohio service territory offset cost increases in the quarter.

For the quarter ended March 31, 2006, heating weather 16 percent warmer than normal and 10 percent warmer than the prior year, would have reduced first quarter 2006 margins by an estimated $12.5 million and by an estimated $7.7 million when compared to the same period last year, had the normal temperature adjustment (NTA) mechanism not been in place. The NTA mechanism implemented in the company’s Indiana natural gas service territories in the fourth quarter 2005 offset the impact of weather compared to the prior year and mitigated $7.9 million of the impact compared to normal. Management estimates that the effect of weather on all utilities, including the NTA’s impact, was unfavorable $2.7 million after tax in 2006 and unfavorable $2.8 million after tax in 2005, or $0.04 per share in both periods.

Nonutility Group Operating Highlights

Nonutility earnings, excluding Synfuels-related results, were $13.5 million for the three months ended March 31, 2006, compared to $5.8 million in the prior year. Of the $7.7 million increase, the Company’s primary nonutility business groups, Energy Marketing and Services, Coal Mining Operations, and Energy Infrastructure Services, contributed $7.2 million. The earnings increase is primarily driven by results from Energy Marketing and Services companies, which include ProLiance Energy, LLC and Vectren Source. They contributed additional earnings of $4.8 million and $1.0 million, respectively. Coal Mining Operations experienced a $0.5 million increase in earnings quarter over quarter. Energy Infrastructure Services lowered its seasonal loss by $0.9 million in the current quarter. Finally, and separate from the ongoing operations, Synfuels-related results of $0.7 million reflect a $2.3 million reserve estimated for the potential phase out of synfuel tax credits and are $2.4 million lower than 2005. (See additional discussion below)

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Utility Group Discussion

Gas Utility margins for the three months ended March 31, 2006, were $143.7 million, a decrease of $2.1 million, compared to the prior year. The base rate increase in the Company’s Ohio service territory, which was implemented in April of 2005, added revenues of $3.5 million in the quarter. This additional revenue was offset by other declines in gas margins, including the impact of price sensitive customer usage declines, net of customer growth. With the current outlook for continued high gas commodity prices, management expects some continued decline throughout 2006. If the conservation-oriented rate mechanisms discussed above are approved in Indiana and Ohio, additional usage decline will be mitigated. It is estimated that weather 16 percent warmer than normal and 10 percent warmer than prior year would have decreased margins $7.7 million compared to the prior year; however, that impact was substantially offset by the effects of the NTA. The average cost per dekatherm of gas purchased for the three months ended March 31, 2006, was $10.64 compared to $7.29 in 2005.

Electric retail and firm wholesale margin for the three months ended March 31, 2006, was $60.0 million, an increase of $3.5 million when compared to 2005. Margin increased $2.6 million due to the increase in retail electric rates related to recovery of environmental compliance expenditures and related operating expenses. Large customer margin, driven primarily by higher volumes, increased an additional $0.5 million.

Electric wholesale margin relates primarily to asset optimization activity derived from generation capacity in excess of that needed to serve native load and firm wholesale customers. For the three months ended March 31, 2006, net asset optimization margins were $7.1 million, a decrease of $1.9 million compared to 2005. The decrease is due primarily to prior year mark to market gains and was partially offset by increased non-firm wholesale volumes sold off-system.

For the three months ended March 31, 2006, other operating expenses were flat compared to the same period in 2005. Depreciation expense increased $3.7 million over the same period in 2005. Of that increase, $1.4 million relates to environmental compliance equipment placed into service in the second half of 2005 and the remainder is attributable to normal additions to utility plant. Taxes other than income taxes increased $1.0 million in 2006 compared to 2005, primarily due to increased collections of utility receipts and excise taxes due to higher revenues.

Total other income-net decreased $1.3 million in 2006 compared to 2005. In addition to volatility associated with investments that fund deferred compensation plans, the decrease reflects lower amounts of AFUDC as environmental compliance expenditures were placed in service in the second half of 2005.

Interest expense increased $3.1 million in 2006 compared to 2005. The increase was primarily driven by rising interest rates and also includes the impact of permanent financing transactions completed in the fourth quarter of 2005 in which $150 million in debt-related proceeds were received and used to retire short-term borrowings and other long-term debt.

Federal and state income taxes decreased $4.7 million in 2006 compared to 2005. The decrease is primarily due to lower pre-tax income as compared to the prior year and the impact of an Indiana tax law change that resulted in a recalculation of certain state deferred income tax liabilities.

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Nonregulated Group (all amounts following in this section are after tax)

Energy Marketing and Services

Energy Marketing and Services is comprised of the company’s wholesale and retail gas marketing businesses.

Net income generated by Energy Marketing and Services for the three months ended March 31, 2006 was $12.9 million compared to $7.1 million in 2005. The gas marketing operations, performed through ProLiance, provided the primary earnings contribution, totaling $11.2 million in 2006, compared to $6.4 million in 2005. The significant increase in earnings in 2006 compared to 2005 was made possible by storage transactions and continued volatility in the natural gas market.

Vectren Source operations have also provided earnings growth. Vectren Source’s earnings totaled $1.8 million in 2006 compared to earnings of $0.8 million in 2005. Through March 31, 2006, Vectren Source added approximately 30,000 customers compared to the prior year period.

Coal Mining Operations

Coal Mining Operations mine and sell coal to the company’s utility operations and to other customers through its wholly owned subsidiary Vectren Fuels, Inc. (Fuels).

Earnings from Coal Mining Operations were $1.8 million in 2006 compared to $1.3 million in 2005. The contribution from mining operations increased due to higher revenue and tax benefits from depletion, despite rising operational costs.

Energy Infrastructure Services

Energy Infrastructure Services provides performance contracting operations through Energy Systems Group, LLC (ESG), and underground construction and repair to gas, water, and telecommunications companies primarily through its investment in Reliant Services, LLC (Reliant) and Reliant’s 100 percent ownership in Miller Pipeline, Inc.

For the three months ended March 31, 2006, Infrastructure’s operations operated at a seasonal loss of $1.2 million, compared to a loss of $2.1 million in 2005. Earnings from Reliant Services increased $0.6 million over 2005. The increase is primarily driven by increased earnings from gas construction. Earnings from Energy Systems Group (ESG) were $0.3 million higher than 2005 due to increased construction projects in progress in 2006. New sales increased $9 million over the prior year with a construction backlog of $51 million, compared to a backlog for the same period in 2005 of $19 million.

Synfuels-Related Results

The Coal Mining Group also generates synfuel tax credits resulting from the production of coal-based synthetic fuels through its 8.3 percent ownership interest in the Pace Carbon Partnership (Pace Carbon). In addition, Fuels receives synfuel-related fees from synfuel producers unrelated to Pace Carbon for a portion of its coal production. Under current tax laws, these synfuel-related credits and fees end after 2007.
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Synfuel-related results for the quarter, which include earnings from Pace Carbon and synfuel processing fees earned by Fuels, were $0.7 million, a decrease of $2.4 million, compared to the same period in 2005. The decrease reflects the $2.3 million reserve recorded in the quarter, reflective of the impact that high oil prices may have on synfuel related investments and operations.

Under existing law, synfuel tax credits are available only when the price of oil is less than a base price specified by the Internal Revenue Code, as adjusted for inflation. An average NYMEX price of approximately $60 per barrel for the 2006 year could begin to limit synfuel tax credits, with a total phase out occurring at approximately $74 per barrel. The current forward curve for oil prices indicates that a significant phase out in 2006 is possible, absent Federal legislative intervention which may favorably impact the reference price for 2006. Accordingly, as noted above, the company has estimated the potential exposure to credits generated to date in 2006, given the current market conditions and other factors, and has recorded a reserve of $2.3 million against those credits generated to date in 2006 in income tax expense.

Due to the potential limitation of synfuel tax credits, Pace Carbon investors are assessing at what level to operate the synfuel plants. Plant operation without the tax credit benefits exposes the company to funding Pace Carbon’s future operating losses without offset and could also indicate that there is risk to recovery of the carrying amount of the company’s investment in Pace Carbon. Similarly, plant closure could also indicate risk to the recovery of the investment balance.

The company assessed the recoverability of its investment in Pace Carbon which as of March 31, 2006, totaled $7.2 million and determined that the amount was currently recoverable. However, further increases in oil prices and/or a lack of Federal legislation may result in the inability to fully recover the investment and the immediate expensing of any future funding requirements.

Other Businesses

The Other Businesses Group includes a variety of operations and investments including investments in broadband communications services, energy-related investments, real estate and leverage leases among other activities.

For the three months ended March 31, 2006, Other Businesses broke even, compared to a loss of $0.5 million in 2005.

Please SEE ATTACHED unaudited schedules for additional financial information

Live Webcast on April 27, 2006
Vectren management will discuss first quarter 2006 earnings results and provide an outlook for fiscal year 2006 during a conference call for analysts scheduled at 3:00 p.m. EDT (2:00 p.m. CDT), Thursday, April 27, 2006. You are invited to listen to the live, audio only Webcast of the conference call as well as view the accompanying slide presentation by choosing “1st Quarter Earnings Webcast” on Vectren’s website, www.Vectren.com. Approximately two hours after the completion of the Webcast, interested parties may also view the slide presentation and listen to the Webcast replay at Vectren’s website.

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About Vectren
Vectren Corporation is an energy holding company headquartered in Evansville,
Indiana. Vectren’s energy delivery subsidiaries provide gas and/or electricity to over one million customers in adjoining service territories that cover nearly two-thirds of Indiana and west central Ohio. Vectren’s nonutility subsidiaries and affiliates currently offer energy-related products and services to customers throughout the Midwest and Southeast. These include gas marketing and related services; coal production and sales and energy infrastructure services. To learn more about Vectren, visit www.vectren.com.

Safe Harbor for Forward Looking Statements
This document contains forward-looking statements, which are based on management's beliefs and assumptions that derive from information currently known by management. Vectren wishes to caution readers that actual results could differ materially from those contained in this document. Additional detailed information concerning a number of factors that could cause actual results to differ materially from the information that is provided to you is readily available in our annual report on Form 10-K filed with the Securities and Exchange Commission on Feb. 16, 2006.

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